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                                                                   EXHIBIT 10.18

                                                                  EXECUTION COPY

                          U.K. ASSET PURCHASE AGREEMENT

                                 By and Between

                               DISTRICT PHOTO INC.

                                    as Buyer

                                       and

                              NASHUA PHOTO LIMITED

                                    as Seller

                           Dated as of March 10, 1998
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                                TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE OF ASSETS........................................1
         1.1      Purchase and Sale of Assets..................................1
         1.2      Retained Assets..............................................4

ARTICLE II - ASSUMPTION OF LIABILITIES.........................................4
         2.1      Assumed Liabilities..........................................4
         2.2      Retained Liabilities.........................................5
         2.3      Prorations...................................................5

ARTICLE III - PURCHASE PRICE...................................................6
         3.1      Payment......................................................6
         3.2      Allocation of U.K. Purchase Price............................6
         3.3      Preparation of Closing Date Net Current Asset Disclosure.....6

ARTICLE IV - CLOSING AND CONDITIONS TO CLOSING.................................7
         4.1      General......................................................7
         4.2      Documents Delivered by Seller................................7
         4.3      Documents Delivered by Buyer.................................9
         4.4      Conditions to Closing........................................9

ARTICLE V - REPRESENTATIONS AND WARRANTIES....................................11
         5.1      Representations and Warranties of Seller....................11
         5.2      Representations and Warranties of Buyer.....................23

ARTICLE VI - COVENANTS OF SELLER..............................................25
         6.1      Notice of Claims............................................25
         6.2      Maintenance of, and Access to, Records......................25
         6.3      Non-Solicitation............................................25
         6.4      Limitations on Assignability................................26
         6.5      Pre-Closing Operations of Seller............................26
         6.6      Access to Records and Information...........................27
         6.7      No Solicitation of Offers...................................27
         6.8      Notices of Certain Events...................................27
         6.9      Commercially Reasonable Efforts.............................28
         6.10     Risk of Loss................................................28
         6.11     Transfer of Undertakings Regulations........................28

ARTICLE VII - COVENANTS OF BUYER..............................................28
         7.1      Maintenance of, and Access to, Records......................28
         7.2      Commerically Reasonable Efforts.............................29
         7.3      Pension Plan................................................29

ARTICLE VIII - REAL PROPERTY..................................................29


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         8.1      General.....................................................29
         8.2      Conditions of Sale..........................................30
         8.3      Assignment of  Leased Real Property.........................31

ARTICLE IX - INDEMNIFICATION..................................................35

ARTICLE X - TERMINATION.......................................................35
         10.1     Termination Events..........................................35
         10.2     Effect of Termination.......................................35

ARTICLE XI - MISCELLANEOUS....................................................36
         11.1     Survival of Representations and Warranties..................36
         11.2     Amendments..................................................36
         11.3     Notices.....................................................36
         11.4     [Intentionally Omitted].....................................36
         11.5     Waiver......................................................36
         11.6     Headings....................................................36
         11.7     Entire Agreement............................................36
         11.8     Assignment..................................................36
         11.9     Governing Law; Time of the Essence..........................37
         11.10    Counterparts................................................37
         11.11    Publicity...................................................37
         11.12    Jurisdiction................................................37
         11.13    Legal Fees..................................................37
         11.14    Actions.....................................................37
         11.15    Terms.......................................................37
         11.16    Construction................................................37
         11.17    Third Parties...............................................37
         11.18    Value Added Tax.............................................38
         11.19    Phase II Environmental Report...............................38
         11.20    U.K. Statutes...............................................39
         11.21    Transfer of Employees.......................................39
         11.22    Restrictive Trade Practices Act.............................39
         11.23    Temporary Services Agreement................................39


                                       iii
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SCHEDULES [Not Included in Filing]

Schedule 1.1(a)            --        Prepaid Items
Schedule 1.1(b)            --        Inventory
Schedule 1.1(c)            --        Accounts Receivable
Schedule 1.1(d)            --        Tangible Assets
Schedule 1.1(g)            --        Intellectual Property
Schedule 1.1(h)            --        Listed Contracts
Schedule 1.1(i)            --        Licenses and Permits
Schedule 1.1(k)            --        Leases
Schedule 1.2               --        Retained Assets
Schedule 3.2               --        Allocation of Purchase Price
Schedule 4.4(a)(v)         --        Material Adverse Change
Schedule 5.1(d)            --        Permitted Encumbrances
Schedule 5.1(e)            --        Leased Real Property
Schedule 5.1(f)            --        Environmental and Safety Compliance
Schedule 5.1(g)            --        Leases
Schedule 5.1(i)            --        Financial Statements
Schedule 5.1(m)            --        Litigation
Schedule 5.1(n)            --        Customers and Suppliers
Schedule 5.1(s)            --        Labor Matters
Schedule 5.1(t)            --        Employee Plans
Schedule 5.1(v)            --        Required Consents
Schedule 5.1(w)            --        Absence Certain Changes
Schedule 8.2(d)            --        Assurances of Leased Real Property


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EXHIBITS [Not Included in Filing]

Exhibit 2.1                --        Form of Assignment and Assumption Agreement
Exhibit 3.3                --        Net Current Asset Disclosure
Exhibit 4.2(d)             --        Form of Bill of Sale
Exhibit 4.2(k)             --        Patent and Trade Mark Assignments
Exhibit 11.23              --        Temporary Services Agreement


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                             INDEX OF DEFINED TERMS

Accounts Receivable............................................................2
Accounting Firm................................................................7
Acquired Assets................................................................2
Acquisition Proposal............................................Master Agreement
Affiliate.......................................................Master Agreement
Agreement......................................................................1
Application...................................................................33
Assumed Liabilities............................................................4
Assurance.....................................................................31
Benefit Arrangements..........................................................22
Books and Records..............................................................2
Business.......................................................................1
Buyer..........................................................................1
Buyer's Notice................................................................11
Chemical Substances...........................................................17
Closing.........................................................Master Agreement
Closing Date....................................................Master Agreement
Closing Date Assets............................................................6
Closing Date Net Current Asset Disclosure......................................6
Contracts......................................................................3
Debtor Relief Laws............................................................12
Environmental Laws............................................................17
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Environmental Matters..........................................................5
February 6th Assets............................................................6
Financial Statements..........................................................18
Governmental Authorities.......................................................3
Intellectual Property..........................................................3
Inventory......................................................................2
Leased Assets.................................................................14
Leased Real Property...........................................................3
Leases.........................................................................3
Licenses and Permits...........................................................3
Liens..........................................................................2
Listed Contracts...............................................................3
Master Agreement...............................................................1
Material Adverse Change.......................................................10
National Conditions...........................................................30
Net Current Asset Disclosure...................................................6
OFT...........................................................................40
Order.........................................................................39
Pension Plan..................................................................22
Pensionable Employees.........................................................30
Permitted Encumbrances........................................................13
Person.........................................................................3
Prepaid Items..................................................................2
Required Consents.............................................................23
Retained Assets................................................................4
Retained Liabilities...........................................................5
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RPTA..........................................................................40
Seller.........................................................................1
Seller Benefit Arrangements...................................................22
Seller's Notice...............................................................10
Tangible Assets................................................................2
Transfer of Undertakings Regulations..........................................21
UK Purchase Price..............................................................6
UK Purchase Price Adjustment...................................................6
VAT...........................................................................39
VATA..........................................................................39

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 10, 1998, is entered into by and between District Photo Inc, a District of Columbia corporation ("Buyer"), on the one hand, and Nashua Photo Limited, a company incorporated in England and Wales having its registered office at Brunel Road, Newton Abbot, Devon TQ12 4PB on the other hand, which is a wholly-owned subsidiary of Nashua Corporation ("Seller").

                               W I T N E S S E T H

         WHEREAS, Seller is engaged in the United Kingdom in the photofinishing business, including the marketing and sale of photo-related products (the "Business");

         WHEREAS, Seller desires to sell the Acquired Assets (as defined in Section 1.1) to Buyer;

         WHEREAS, this Agreement is entered into between Buyer and Seller pursuant to that certain Master Asset Purchase Agreement of even date herewith entered into by and between Nashua Corporation and Buyer (the "Master Agreement");

         WHEREAS, Buyer desires to purchase and acquire from Seller, upon the terms and subject to the conditions hereinafter set forth, the Acquired Assets, in consideration of the payment of the UK Purchase Price (as defined in Section 3.1) and the assumption by Buyer of the Assumed Liabilities (as defined in
Section 2.1);

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth herein, and upon the terms and subject to the conditions contained herein, hereby agree as follows:
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                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         1.1 Purchase and Sale of Assets. Subject to the provisions of this Agreement, at the Closing (as defined in the Master Agreement), Seller shall convey, sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Business as a going concern comprising all of the assets, properties, rights, privileges, claims, contracts and interests of Seller on the Closing Date (as defined in the Master Agreement), of every kind and description, real, personal or mixed, tangible or intangible, absolute or contingent, wherever situated, whether or not carried or reflected on the books and records of Seller (other than the Retained Assets (as defined in Section 1.2)), free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, restrictions or encumbrances whatsoever (collectively, "Liens"), other than the Permitted Encumbrances (as defined in Section 5.1(d)) (such assets, properties, rights, privileges, claims, contracts and interests collectively referred to as the "Acquired Assets"). Without limiting the generality of the foregoing, the Acquired Assets shall include the following:

                  (a) Prepaid Items. All of Seller's prepaid expenses, advance payments, deposits and prepaid items, including deposits with lessors, suppliers, or utilities (collectively, "Prepaid Items"), as described on
Schedule 1.1(a);

                  (b) Inventory. All of Seller's inventories, including all inventories of products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including all of Seller's rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and nonsalable inventory (collectively, "Inventory"), as described on Schedule 1.1(b);

                  (c) Accounts Receivable. All of Seller's accounts receivable, notes receivable and royalties receivable, any payments received by Seller with respect thereto after the Closing Date, unpaid interest accrued thereon, and any security or collateral relating thereto, including all past due, reserved and written off accounts receivable (collectively, "Accounts Receivable"), as described on Schedule 1.1(c) (including aging information with respect to the Accounts Receivable);

                  (d) Tangible Assets. All of Seller's tangible assets (other than Leased Real Property and Inventory) including motor vehicles, machinery, equipment, office furniture, furnishings, tools, fixtures, office equipment, computer hardware and software, leasehold and other improvements
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(collectively, "Tangible Assets"), as described on Schedule 1.1(d);

                  (e) Books, Records and Written Materials. All of Seller's business records, including all financial books and records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records, formulations, and any other information which has been reduced to writing (collectively, "Books and Records") (but excluding those books and records described in Section 1.2(a));

                  (f) Catalogs and Advertising Materials. All of Seller's promotional and advertising materials, including all catalogs, brochures, videos, plans, manuals and handbooks;

                  (g) Intellectual Property Rights. All of Seller's trademarks, service marks, trade names, logos, copyrights or patents (and any applications for any of the foregoing and rights therein), together with all claims for damages against Persons by reason of past infringement and the right to sue for and collect such damages, licenses, shop rights, know-how, developments, research data, designs, specifications, drawings, blueprints, technology, ideas, compositions, manufacturing and production principles and techniques, test procedures, processes, formulas, know-how, file reports, certifications, customer and supplier lists, pricing and cost information, confidential information, inventions (whether or not patentable), discoveries, business methods, confidential or proprietary business information and trade secrets and all other intellectual and intangible property rights owned by Seller or to, or in, which Seller has any right or interest whatsoever (where there are multiple copies of such material in Seller's possession or control, all copies of such material) (collectively, the "Intellectual Property"), as described on Schedule 1.1(g) (as used herein, "Person" or "Persons" means a corporation, limited liability company, association, partnership, organization, trust, joint venture or other legal entity, an individual or a Governmental Authority);

                  (h) Contracts. All of Seller's licenses, contracts, agreements, commitments and undertakings, whether oral or written, (including unfilled customer orders) relating to the Acquired Assets or Business to which Seller is a party or by which any of the Acquired Assets are bound excluding the leases for the Leased Real Property (collectively, "Contracts"), of which, only those Contracts that are reflected in Seller's Financial Statements that constitute obligations involving more than $10,000 annually or that are not cancelable by Buyer within thirty (30) days without incurring liability for such cancellation are described on Schedule 1.1(h) ("Listed Contracts");


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                  (i) Licenses and Permits. All licenses, permits, approvals, franchises, consents and other authorizations held by Seller or related to or used in connection with the Business or the Acquired Assets (collectively, "Licenses and Permits") issued to Seller by any foreign, United Kingdom or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, "Governmental Authorities"), to the extent transferable to Buyer, which Licenses and Permits are described on Schedule 1.1(i);

                  (j) Leased Real Property. All of Seller's leasehold interest in real property used in connection with the Business ("Leased Real Property");

                  (k) Leases. All of Seller's leases as described on Schedule 1.1(k) (the "Leases") excluding Leased Real Property; and

                  (l) Other Assets. Excluding the Retained Assets described in
Section 1.2, all of the other assets, properties, rights, privileges, claims, contracts and interests of every kind and description, real, personal or mixed, tangible or intangible, absolute or contingent, wherever situated, whether or not carried or reflected on the books and records of Seller, of Seller including such assets, properties, rights, privileges, claims, contracts and interests as are reflected on the Closing Date Net Current Asset Disclosure (as defined in
Section 3.3(b)) or which are owned by Seller on the Closing Date, including those customer orders received (whether before, on or after Closing) relating to the Business, which customer orders have not been opened for processing.

         1.2 Retained Assets. Notwithstanding anything in this Agreement to the contrary, Seller shall retain, and the Acquired Assets shall not include, any of the assets described on Schedule 1.2, assets disposed of since the date hereof in the ordinary course of business, such other assets as have been or are disposed of pursuant to this Agreement, and the following assets of Seller (collectively, the "Retained Assets"):

                  (a) Corporate Records. Seller's corporate books, registers and records, including share certificates, share transfer records, corporate seals and minute books, and Seller's tax returns and tax supporting information, records constituting privileged and confidential attorney-client communications or work product related to the transactions contemplated hereby;

                  (b) Seller Rights under this Agreement. All rights of Seller under this Agreement;


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and

                  (c) Prepaid Taxes and Tax Refunds. Prepaid foreign or United Kingdom taxes and any rights of Seller to any tax refunds or carry backs.


                                   ARTICLE II
                            ASSUMPTION OF LIABILITIES

         2.1 Assumed Liabilities. On the terms and subject to the conditions set forth in the Assignment and Assumption Agreement attached hereto as Exhibit 2.1, at the Closing, Buyer shall assume the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                  (a) Accounts Payable. All of Seller's trade and other accounts payable reflected on the Closing Date Net Current Asset Disclosure;

                  (b) Accrued Liabilities. All of Seller's accrued liabilities reflected on the Closing Date Net Current Asset Disclosure;

                  (c) Contracts. All liabilities and obligations of Seller arising under the Contracts which accrue after the Closing; provided, however, that Buyer shall not assume or be responsible for any such liabilities or obligations which arise from defaults thereunder or breaches thereof by Seller prior to or on the Closing Date (whether a claim for any such default or breach is made before or after the Closing);

                  (d) Leases. All contractual liabilities and obligations of Seller under the Leases and the leases of the Leased Real Property for time periods after the Closing Date; provided, however, that (subject in the case of the Leased Real Property to the provisions of the relevant Assurance) Buyer shall not assume or be responsible for any such liabilities or obligations which arise from defaults thereunder or breaches thereof by Seller prior to the Closing Date or for any Environmental Matters (as defined in Section 2.2) related in any way to the Leases or the leases of the Leased Real Property prior to or on the Closing Date (whether a claim for any such default or breach is made before or after the Closing);

                  (e) Taxes. All taxes attributable to the sale of inventory, payroll taxes and employee withholding tax obligations and other taxes, relating to Buyer's operation of the Business after the Closing.

         2.2 Retained Liabilities. Except for the Assumed Liabilities, Seller shall retain all, and Buyer shall have no responsibility for any, of Seller's liabilities and obligations, whether or not relating to the Business or Acquired Assets, whether fixed, contingent or otherwise, and whether known or unknown (collectively, the "Retained Liabilities"). Without limiting the foregoing, Buyer shall not assume or be liable for and Seller shall indemnify Buyer against and hold Buyer harmless from any of the following liabilities for (i) environmental matters ("Environmental Matters") arising under Environmental Laws (as defined in Section 5.1(f)) in connection with violations, disposal, events, occurrences or releases that occurred or are attributable to the period on or prior to the Closing Date; (ii) liabilities incurred by Seller in connection with this Agreement, the transactions provided for herein and any other agreements contemplated hereby, including, without limitation, attorneys' and accountants' fees, and expenses pertaining to the performance by Seller of its obligations hereunder; (iii) liabilities that relate to the Retained Assets;
(iv) except for Assumed Liabilities, liabilities arising out of the operation of the Business on or before the Closing; (v) payments, if any, to be made as a result of the purchase and sale of the Business of Seller to certain management personnel of Seller under certain retention and other similar agreements and, in the case of Nigel Jeffers under his employment contract, solely in respect of those obligations resulting from the transactions contemplated by this Agreement; (vi) subject to Section 11.18 all tax liabilities of Seller, whether relating to periods before or after the transactions contemplated in this Agreement or incurred by Seller in connection with this Agreement and the transactions provided for herein, including any liability for such taxes arising out of the inclusion of Seller in any group filing consolidated, combined or unitary tax returns or arising out of any transferee liability; (vii) liabilities with respect to workers' compensation or other employee related claims, including, without limitation, with respect to discrimination, unfair dismissal, redundancy, wrongful termination and employee benefits of any kind arising from any acts or omissions occurring prior to or on the Closing Date; and (viii) any other liabilities of Seller not specifically assumed by Buyer hereunder.

         2.3 Prorations. Except as otherwise provided in Section 2.1, general utility charges, rates, water rates, council tax, and assessments, and similar proratable items which are attributable to the Acquired Assets, shall be apportioned between Buyer and Seller as follows: any item which relates to the period prior to or on the Closing Date shall, to the extent not accrued on the Closing Date Net Current Asset Disclosure, be apportioned to and paid by Seller, and any such item which relates to the period on or after the Closing Date, whether or not accrued on the Closing Date Net Current Asset Disclosure, shall be apportioned to and paid by Buyer, provided, however, that any special


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
assessments or similar charges in effect or payable prior to the Closing Date shall be paid by Seller prior to the Closing.


                                   ARTICLE III
                                 PURCHASE PRICE

         3.1 Payment. In full consideration for the conveyance, sale, transfer and assignment of the Acquired Assets, but subject to adjustment as provided in
Section 3.3 and satisfaction of all of the conditions contained herein, Buyer shall deliver or cause to Nashua Corporation for the account of Seller a cash purchase price of Twenty Million US Dollars ($20,000,000) (the "UK Purchase Price"), payable at the Closing by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

         3.2 Allocation of UK Purchase Price. Within 60 days after the Closing the parties shall use all reasonable endeavours to agree in good faith an allocation of the UK Purchase Price among the Acquired Assets to be set forth on
Schedule 3.2.

         3.3 Preparation of Closing Date Net Current Asset Disclosure.

                  (a) Seller has delivered to Buyer an unaudited summary of the Accounts Receivable, Inventories and other current assets of the Business as of February 6, 1998 less accounts payable and accrued expenses and other Assumed Liabilities as of February 6, 1998 (the "Net Current Asset Disclosure") which are reflected in the books and records of Seller and are prepared consistently with US generally accepted accounting principles. A copy of the Net Current Asset Disclosure is attached hereto as Exhibit 3.3. The total net amount as set forth on the Net Current Asset Disclosure is referred to herein as the "February 6th Assets."

                  (b) Within thirty (30) business days following the Closing, Seller shall prepare and deliver to Buyer an unaudited summary of those assets and liabilities specified in paragraph 3.3(a) as of the Closing (the "Closing Date Net Current Asset Disclosure"). The Closing Date Net Current Asset Disclosure shall accurately reflect all Inventories, Accounts Receivable, other current assets, accounts payable and accrued expenses and other Assumed Liabilities which are reflected on the books and records of Seller and shall in all respects be prepared consistently with and utilizing the same accounting policies and valuation procedures as set forth in the Net Current Asset Disclosure.

The total net amount as set forth on the Closing Date Net Current Asset Disclosure is referred to herein as the "Closing Date Assets." In the event that the Closing Date Assets have either increased or decreased by any amount from the February 6th Assets, the amount of the increase or decrease (the "UK Purchase Price Adjustment") shall be paid by Buyer to Seller (if the Closing Date Assets exceed the February 6th Assets) or by Seller to Buyer (if the February 6th Assets exceed the Closing Date Assets). The UK Purchase Price Adjustment shall be made by wire transfer not later than the close of business on the fifth business day immediately following the date on which the UK Purchase Price Adjustment is finally determined, and shall include simple interest on such amount at the rate of 3% plus the prime rate of interest publicly quoted by the Chase Manhattan Bank in New York as of and commencing on the Closing and continuing until the date of full payment hereunder. The Closing Date Net Current Asset Disclosure delivered by Seller and the calculation of the UK Purchase Price Adjustment shall be final and binding on the parties hereto, unless within forty-five (45) business days following Seller's delivery of the Closing Date Net Current Asset Disclosure to Buyer, Seller receives from Buyer a report setting forth in detail Buyer's objections to such calculation and any adjustments required. Buyer and Seller shall use reasonable efforts to resolve any dispute, and such resolution shall be in writing and shall be final and binding on the parties hereto. Until the earlier to occur of (i) the mutual agreement of Seller and Buyer as to the appropriate amount of the UK Purchase Price Adjustment, or (ii) the final determination of the UK Purchase Price Adjustment by the Accounting Firm as set forth below, Buyer and Seller shall allow each other reasonable access to each other's books, records and employees pertaining to the Business and cooperate with each other during normal business hours for purposes of computing and/or verifying the information set forth in the Closing Date Net Current Asset Disclosure.

                  (c) If Seller and Buyer have not reached a final resolution with respect to any UK Purchase Price Adjustment within thirty (30) business days following Seller's receipt of Buyer's objections, such dispute shall be resolved by the New York City office of Ernst & Young (the "Accounting Firm").

                  (d) The Accounting Firm shall be instructed to render its decision resolving all matters presented to it within sixty (60) calendar days of receipt by it of Seller's Closing Date Net Current Asset Disclosure or Buyer's objections, whichever is the later.

                  (e) Each party shall bear its own expenses. The determination of the UK Purchase Price Adjustment by Accounting Firm shall be final and binding upon the parties.


                                   ARTICLE IV

                        CLOSING AND CONDITIONS TO CLOSING

         4.1 General. Subject to the conditions set forth in Sections 4.2, 4.3 and 4.4, the Closing as defined in the Master Agreement shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 at 10:00AM (Eastern Time) on the Closing Date as defined in the Master Agreement. Failure to close on such date shall not relieve either party hereto of its obligations under this Agreement. All transactions at the Closing shall be deemed to take place simultaneously at 12:01 a.m. Eastern Time on the Closing Date, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents are delivered.

         4.2 Documents Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following, duly executed by the appropriate parties, subject to satisfaction of the conditions precedent to the obligations of Seller stated herein:

                  (a) Secretary's Certificate. A certificate executed by the Secretary or a Director of Seller confirming the existence, incorporation and good standing of Seller on the Closing Date, attaching copies of the Certificate of Incorporation, Memorandum and Articles of Association of Seller, and resolutions authorizing and approving the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Seller;

                  (b) Opinion of Seller's Counsel. An opinion, dated as of the Closing Date, from Brobeck, Hale and Dorr International in a form reasonable and customary for similar transactions;

                  (c) Assignment and Assumption of Contracts and Liabilities. An Assignment and Assumption Agreement in the form of Exhibit 2.1 (excluding the Leased Real Property);

                  (d) Bill of Sale. A bill of sale and assignment conveying, selling, transferring and assigning the Acquired Assets (excluding the Leased Real Property) to Buyer, free and clear of any and all Liens, in the form of
Exhibit 4.2(d);

                  (e) Required Consents. All of the Required Consents (as defined in Section

5.1(v)) which are identified on Schedule 5.1(v) as being necessary for consummating the sale of the Acquired Assets (other than the Leased Real Property)and the transactions relating thereto;

                  (f) Assignment of Leases. An assignment or transfer of each Leased Real Property and all other documents which Seller is obliged to deliver to Buyer at Closing in accordance with Article VIII;

                  (g) Other Documents. Such other deeds, bills of sale, endorsements, assignments, affidavits, and other instruments of sale, assignment, conveyance and transfer, in form and substance reasonably satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer all of Seller's right, title and interest in and to all of the Acquired Assets free and clear of any and all Liens (subject to landlord's consent being required in respect of the Leased Real Property);

                  (h) Lien Releases. Such releases and termination statements as are necessary for the termination and release of any and all Liens (other than the Permitted Encumbrances (as defined in Section 5.1(d)) on the Acquired Assets (subject to landlord's consent being required in respect of the Leased Real Property);

                  (i) Releases of Seller Employees from Confidentiality Agreements. Such releases from Seller as are necessary to permit employees of Seller who have signed confidentiality or secrecy agreements with Seller to disclose information to Buyer;

                  (j) Officer's Certificate. A certificate dated the Closing Date and executed by a director of Seller to the effect that each of the conditions specified in Section 4.4(a) is satisfied; and (k) Patent and Trademarks. Patent and trademark assignments in form and substance substantially similar to the attached Exhibit 4.2(k).

                  (k) Patent and Trademarks. Patent and trademark assignments in form and substance substantially similar to the attached Exhibit 4.2(k).

         4.3 Documents Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following, duly executed by the appropriate parties, subject to satisfaction of the conditions precedent to the obligations of Buyer stated herein:

                  (a) Secretary's Certificate. A certificate executed by the Secretary or a Director of Buyer, confirming the existence, incorporation and good standing of Buyer on the Closing Date, attaching copies of the Articles of Incorporation and By Laws of Buyer, and resolutions authorizing and approving the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Buyer;

                  (b) Assignment and Assumption of Contracts and Liabilities. An Assignment and Assumption Agreement in the form of Exhibit 2.1 (except in relation to the Leased Real Property);

                  (c) Assignment of Leases. A counterpart Assignment of each Leased Real Property in accordance with Article VIII;

                  (d) Officer's Certificate. A certificate dated the Closing Date and executed by an executive officer of Buyer to the effect that each of the conditions specified in Section 4.4(b) is satisfied;

                  (e) Payment of UK Purchase Price. Payment of the UK Purchase Price in the manner and the amount set forth in Article III;

                  (f) Opinion of Buyer's Counsel. An opinion, dated as of the Closing Date, from Wilmer, Cutler and Pickering in a form reasonable and customary for similar transactions.

         4.4 Conditions to Closing.

                  (a) Conditions to Obligations of Buyer. The obligation of Buyer to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions precedent, each of which may be waived, in whole or in part, in the sole discretion of Buyer, by a written instrument signed by Buyer.

                           (i) Fulfillment of Seller's Covenants. Each of Nashua
Corporation, Seller and the Asset Sellers shall have fulfilled or complied with each covenant, obligation and agreement required to be fulfilled or complied with by it prior to the Closing Date under this Agreement, the Master Agreement and the Asset Purchase Agreement.

                           (ii) Accuracy of Seller's Representations. The
representations and warranties of Seller contained in this Agreement shall be true and correct on the date when made and shall be repeated at and as of the Closing Date and shall be true and correct as so made again (unless a representation is made as of a specific date, and in such event it shall be true and correct as of such date); provided, however, that in the event Seller has provided Buyer with written notice prior to the Closing Date of an event or development arising after the date hereof and prior to the Closing Date that causes any representation or warranty of Seller in this Agreement not to be true and correct on the Closing Date (a "Seller's Notice"), then Buyer shall, in its sole discretion, either (i) elect not to close the transactions contemplated by this Agreement by reason of the failure of the condition to Closing specified in this Section 4.4(a)(ii) to be satisfied, or (ii) elect to close the transactions contemplated by this Agreement, notwithstanding the failure of the condition to Closing specified in this Section 4.4(a)(ii) to be satisfied, in which event Buyer shall be deemed to have waived the condition to Closing specified in this
Section 4.4(a)(ii) with respect to the matters specified in Seller's Notice and shall not seek or be entitled to indemnification under Article IX with respect to only the matters specified in Seller's Notice.

                           (iii) Authorizations and Consents. Seller shall have
obtained and made all governmental or other authorizations, approvals, consents (other than from the landlords of the Leased Real Property), permits, waivers and filings which are necessary under all applicable laws and regulations for the consummation by Seller of the transactions contemplated by this Agreement.

                           (iv) No Litigation. No injunction shall be
outstanding which would prevent consummation of the transactions contemplated by this Agreement. No provision of any applicable domestic law or regulation, and no judgment, injunction, order or decree of a governmental authority that has the effect of making the Closing illegal or otherwise restrains or prohibits the Closing from occurring shall be in effect (each party agreeing to use commercially reasonable efforts, including appeals to higher courts, to have any such judgment, injunction, order or decree lifted).

                           (v) No Material Adverse Changes. Since December 31,
1997 there have been no material adverse changes in Seller's business operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Business ("Material Adverse Change") or an adverse change to Seller which would have a material adverse effect on Seller's ability to perform its obligations under this Agreement, except as set forth on Schedule 4.4(a)(v).

                  (b) Conditions to Obligations of Seller. The obligation of Seller to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions precedent, each of which may be waived, in whole or in part, in the sole discretion of Seller, by a written instrument signed by Seller.

                           (i) Fulfillment of Buyer's Covenants. Buyer shall
have fulfilled or complied with each covenant, obligation and agreement required to be fulfilled or complied with by it prior to the Closing Date under this Agreement.

                           (ii) Accuracy of Buyer's Representations. The
representations and warranties of Buyer contained in this Agreement shall be true and correct on the date when made and shall be repeated at and as of the Closing Date and shall be true and correct as so made again (unless a representation is made as of a specific date, and in such event it shall be true and correct as of such date); provided, however, that in the event Buyer has provided Seller with written notice prior to the Closing Date of an event or development arising after the date hereof and prior to the Closing Date that causes any representation or warranty of Buyer in this Agreement not to be true and correct on the Closing Date (a "Buyer's Notice"), then Seller shall, in its sole discretion, either (i) elect not to close the transactions contemplated by this Agreement by reason of the failure of the condition to Closing specified in this Section 4.4(b)(ii) to be satisfied, or (ii) elect to close the transactions contemplated by this Agreement, notwithstanding the failure of the condition to Closing specified in this Section 4.4(b)(ii) to be satisfied, in which event Seller shall be deemed to have waived the condition to Closing specified in this
Section 4.4(b)(ii) with respect to the matters specified in Buyer's Notice and shall not seek or be entitled to indemnification under Article IX with respect to only the matters specified in Buyer's Notice.

                           (iii) Authorizations and Consents. Buyer shall have
obtained and made all governmental or other authorizations, approvals, consents, permits, waivers and filings which are necessary under all applicable laws and regulations for the consummation by Buyer of the transactions contemplated by this Agreement.

                           (iv) No Litigation. No injunction shall be
outstanding which would prevent consummation of the transactions contemplated by this Agreement. No provision of any applicable domestic law or regulation, and no judgment, injunction, order or decree of a governmental authority that has the effect of making the Closing illegal or otherwise restrains or prohibits the Closing is in effect (each party agreeing to use commercially reasonable efforts, including appeals to higher courts, to have any such judgment, injunction, order or decree lifted).

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of Seller. Except as set forth in an appropriate Disclosure Schedule, Seller represents and warrants to Buyer that the statements contained in this Section 5.1 are on the date hereof true and correct, and on the Closing Date will be, true and correct as so made again:

                  (a) Organization and Standing; Power and Authority.

                           (i) Seller is a company duly organized, validly
existing and in good standing under the laws of England and Wales, and has full corporate power and authority to operate the Business, to own or lease the Acquired Assets, to carry on the Business as now being conducted, and to make and perform this Agreement, and the transactions and other agreements and instruments contemplated by this Agreement. Seller is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect upon the Business or the Acquired Assets.

                           (ii) This Agreement has been, and all other
agreements and instruments to be executed and delivered by Seller in connection herewith have been, or as of the Closing Date will have been, duly executed and delivered by Seller. This Agreement constitutes, and the other agreements and instruments all executed or to be executed by Seller in connection with the transactions contemplated hereby constitute, or when executed and delivered by Seller will constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by insolvency, bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by general principles of equity ("Debtor Relief Laws") or by public policy.

                           (iii) The execution, delivery and performance of this
Agreement and all other agreements and instruments to be executed and delivered by Seller have been approved by all necessary corporate action by Seller.

                  (b) Certificate of Incorporation and Memorandum and Articles of Association. The copies of the Certificate of Incorporation and Memorandum and Articles of Association of

Seller, certified by its Secretary and delivered by Seller to Buyer, are true, correct and complete as of the date of this Agreement and have not been amended or modified in any respect.

                  (c) Conflicts; Defaults.

                           (i) Neither the execution and delivery of this
Agreement and the other agreements and instruments executed in connection herewith by Seller, nor the performance by Seller of the transactions contemplated hereby or thereby, will (A) violate, conflict with, or constitute a default under, any of the terms of Seller's Certificate of Incorporation or Memorandum and Articles of Association, or any provisions thereof, or subject to obtaining any Required Consent (as defined in Section 5.1(v)), result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to the Business or the Acquired Assets or by which Seller or the Acquired Assets are bound, including the Contracts (save in each case as may result from the requirement to obtain the appropriate landlords' consent for the assignment of the Leased Real Property) (B) result in the creation or imposition of any Liens in favor of any third person or entity upon any of the Acquired Assets, (C) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, or (D) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens.

                           (ii) Seller is not, as of the date of this Agreement,
in violation of or in default under its Certificate of Incorporation or Memorandum and Articles of Association, or any provision of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to the Business or the Acquired Assets or by which Seller or the Acquired Assets is bound including the Contracts (other than arising out of any requirement to obtain landlords' consent for the assignment of the Leased Real Property), or in the payment of any of Seller's monetary obligations or debts, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default.

                  (d) Acquired Assets; Title; Required Consents.

                           (i) The Acquired Assets and the Retained Assets are
the only properties and assets owned by Seller and used in connection with the Business. The Acquired Assets being conveyed to Buyer under this Agreement constitute all of the assets used in or necessary to conduct the Business in substantially the same manner currently as conducted by Seller. The Acquired Assets set forth in the February 6th Net Current Asset Disclosure are not stated in amounts in excess of their respective realizable values.

                           (ii) Seller has good and indefeasible right, title
and interest in and to all of the Acquired Assets, and Seller has the right to use and, subject to obtaining the landlords' consent in respect of the Leased Real Property, to transfer to Buyer all of the Acquired Assets. All of the Acquired Assets are free and clear of all Liens and claims of any kind or nature whatsoever, except for the Liens set forth on Schedule 5.1(d) (the "Permitted Encumbrances"). Except as disclosed on Schedule 5.1(d), all of the Acquired Assets are in the sole possession and under the sole control of Seller (save for any landlords' rights in respect of the Leased Real Property). The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and indefeasible title to the Acquired Assets in Buyer, free and clear of all Liens and claims of any kind or nature whatsoever, except the Permitted Encumbrances and any landlords' consent in respect of the Leased Real Property.

                           (iii) Each leasehold interest of Seller in any of the
Tangible Assets ("Leased Assets") excluding the Leased Real Property, which leasehold interest is part of the Acquired Assets, is in full force and effect and enforceable against Seller and the other parties thereto, in accordance with its terms, and there does not exist any material violation, breach or default by Seller or to Seller's knowledge by any other party thereto, thereof or thereunder.

                           (iv) The Tangible Assets and the Leased Assets are in
reasonably good operating condition and repair, reasonable wear and tear excepted, and adequate for the intended purposes thereof and no material maintenance, replacement or repair has been deferred or neglected. The Leased Assets are in a condition suitable for return to the lessor of such equipment, as required under the applicable lease therefor.

                           (v) The conveyance, sale, transfer and assignment of
the Acquired Assets does not require any consents or approvals of any entity, individual or Governmental Authority other than any landlords' consent in respect of the Leased Real Property and the Required Consents (as defined in Section 5.1(v)).

                  (e) Real Property:

                           (i) Seller owns no freehold real property that is
used in the Business. Seller does not use or occupy any real property in connection with the Business other than the Leased

Real Property.

                           (ii) The particulars of the Leased Real Property (and
of any leases, underleases, tenancies, licences and other agreements subject to and with the benefit of which the Leased Real Property is held) set out in
Schedule 5.1(e) are true, complete and accurate.

                           Title.

                           (iii) Seller is solely entitled at law and in equity
to the Leased Real Property and has a good and marketable title to the Leased Real Property.

                           (iv) Seller has disclosed to Buyer copies of all the
title deeds and documents relating to the Leased Real Property of which Seller is aware and the documents of title to which Seller (or a predecessor in title under the relevant lease) was a party to be delivered to Buyer on completion of the Assurance will consist of original documents.

                           (v) So far as Seller is aware, no right, easement,
licence or informal arrangement, public or private, is enjoyed or is in the course of being acquired by or against the Leased Real Property and none has been proposed or is necessary for the present use and continued occupation of the Leased Real Property for the purpose of the business currently carried on at each Leased Real Property.

                           Encumbrances.

                           (vi) Save as specifically stated in Schedule 5.1(g),
the Leased Real Property is free from any mortgage, debenture, charge, lien or other encumbrance of a financial nature.

                           (vii) The Leased Real Property is not subject to any
outgoings other than business rates, water rates, effluent charges, insurance premiums, rent and service charges.

                           (viii) So far as Seller is aware, the Leased Real
Property is not subject to
any restrictive covenants, restrictions, stipulations, easements, profits a prendre, wayleaves, licences, grants, reservations or other similar rights vested in third parties (other than as disclosed in Schedule 5.1(g)).

                           (ix) So far as Seller is aware, no Leased Real
Property is subject to any overriding interest as specified in Section 70 Land Registration Act 1925.


                           Planning matters and Adverse Orders.

                           (x) No development has been carried out in material
breach of the "Planning Acts" (as defined in the UK Town and Country Planning Act 1990).

                           (xi) The current use of the Leased Real Property is
in all material respects authorised under the Planning Acts.

                           (xii) There are no outstanding enforcement or other
notices or proceedings or any proposals for compulsory acquisition or for any closing, demolition or clearance orders in each case issued or made by the local or other competent authority and relating to the Leased Real Property which have been served on Seller (or any Affiliate) nor is Seller aware of any circumstance which is likely to lead to any being made or issued.

                           Statutory obligations.

                           (xiii) Seller is complying in all material respects
with all applicable statutory and by-law requirements with respect to the Leased Real Property.

                           Condition of the properties.

                           (xiv) Seller is not in dispute with any neighbouring
owner with respect to boundary walls and fences or with respect to any easement or right over or means of access to the

Leased Real Property.

                           (xv) All buildings and structures comprised in the
Leased Real Property are in such state of repair and condition as enables them to be used for the purposes of the Business as currently carried on by Seller at the Leased Real Property.

                           (xvi) Each of the Leased Real Property has the
benefit of all rights necessary for the continued present use and enjoyment of the same such rights not being capable of withdrawal by any person.

                           Compliance with Leases, etc.

                           (xvii) Seller has paid the rent and has in all
material respects observed and performed the covenants on the part of the tenant and the conditions contained in the Leased Real Property and the last demands (or receipts for rent if issued) were unqualified.

                           (xviii) There are no rent reviews under the Leased
Real Property in progress.

                           (xix) There is not outstanding and unobserved or
unperformed any obligation necessary to comply with any notice or other written requirement given by the landlord of the Leased Real Property.

                           (xx) There is no obligation to reinstate any of the
Leased Real Property by removing or dismantling any material alteration made to them by Seller or any predecessor-in-title to Seller.

                           (xxi) Any of the leases of the Leased Real Property
which was granted for more than 21 years and less than 40 years is either registered at HM Land Registry or not registered because the reversion to it was not registered at the time of grant.

                           Tenancies.

                           (xxii) The Leased Real Property is not held subject
to and with the benefit of the tenancies (which expression in this clause includes subtenancies) except as set out in Schedule 5.1(e). Seller is not aware of any material or persistent breaches of covenant (including the covenants to pay rent) by the tenants under any such tenancies.

                  (f) Environmental and Safety Compliance. Except as disclosed on Schedule 5.1(f):

                           (i) Neither (A) the operation of the Business by
Seller or agents under the direction and control of Seller, (B) the ownership, use or operation of the Acquired Assets by Seller or agents under the direction and control of Seller, nor (C) the manufacture or sale by Seller or agents under the direction and control of Seller of the processes, results or products of Seller, has violated or violates any statute, law, common law, rule, regulation, ordinance or order relating to air, water or noise pollution, employee health and safety, or the production, storage, labeling, transportation or disposition of waste or hazardous or toxic substances ("Environmental Laws"), and Seller has not received notice of any violation of any of the Environmental Laws, which has not been or is not being corrected, provided that Seller makes no representation hereunder with respect to Buyer's operation of the Business or the Acquired Assets after the Closing.

                           (ii) Seller has timely obtained all licenses and
permits and timely filed all reports required to be filed under the Environmental Laws.

                           (iii) Seller has not, and no other person has, stored
any chemical substances or petroleum (including crude oil or any fraction thereof), all of which are collectively referred to as "Chemical Substances", on, beneath or about any of the properties to be transferred to Buyer in connection with Seller's operation of the Business, except for inventories of such Chemical Substances to be used, and wastes generated therefrom, in the ordinary course of the business of Seller (which inventories and wastes, if any, were stored and disposed of in compliance with the Environmental Laws, including storage so that there was no release of any Chemical Substance to the environment which violated, or created any liability or obligation under, the Environmental Laws).

                           (iv) Seller has not, and no other person has, buried,
dumped or otherwise disposed of, or permitted the intentional or accidental release of, any Chemical Substances, beneath or about any property to be transferred to Buyer in connection with Seller's operation of the Business.

                           (v) Seller has not, and no other Person has
installed, used, owned or operated any underground storage tank on or beneath any property to be transferred to Buyer in connection with Seller's operation of the Business.

                           (vi) There are no polychorinated biphenyls,
asbestos-containing materials or radioactive substances on, beneath or about any property to be transferred to Buyer in connection with Seller's operation of the Business.

                           (vii) To Seller's knowledge, no environmental
approvals, clearances or consents are required under applicable law from any entity or authority in order for the parties to consummate the transactions contemplated by this Agreement other than such as correspond to Licenses and Permits or for Buyer to transact the Business after the Closing Date.

                           (viii) Seller has disclosed, prior to the date of
this Agreement, its waste practices, its use of Chemical Substances and all potentially material environmental matters and has disclosed all material reports, assessments, remedial action plans or other similar documents relating to the environmental condition of Seller's properties to be transferred to Buyer and operations.

                  (g) Leases. Schedule 1.1(k) contains a description of all assets leased by Seller in the conduct of the Business and all Leases thereto. True, complete and accurate copies of all Leases, together with all amendments thereto, have previously been provided to Buyer. With respect to any Lease to which Seller is a party, Seller warrants that: (a) each such Lease has been duly authorized and executed by Seller, has not been modified, altered, terminated or revoked and is in full force and effect; and (b) Seller, as the present tenant under the Leases, is not in default under or in breach of any of the terms of such Leases. Seller knows of no existing fact or condition which could give rise to any such breach or default, or any claim against Seller, under the Leases. To the best of Seller's knowledge, the present lessors under the Leases are not in default thereunder, or in breach thereof, and Seller knows of no existing fact or condition which could give rise to any such breach or default, or any claim against such lessors under such leases.

                  (h) Contracts. Each of the Listed Contracts as set forth on
Schedule 1.1(h) is in full force and effect and is a legal, binding and enforceable obligation of Seller and, to Seller's knowledge, of the parties thereto or against the parties thereto, subject to the Debtor Relief Laws. Neither Seller nor, to Seller's knowledge, any other party to any Contract is currently in breach or has improperly terminated any such Contract, or is in default under any Contract by which it is bound, and there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination or default. Except where third party consent to disclose has not been obtained, Seller has delivered to Buyer true, correct and complete copies of such Contracts, an accurate and complete description of each such oral Contract, if any, and all modifications and amendments thereto.

                  (i) Financial Statements of Seller.

                           (i) In respect to the Business, Seller has delivered
to Buyer (A) its unaudited balance sheets and profit and loss accounts for the fiscal years ended December 31, 1995, 1996 and 1997, (collectively, the "Financial Statements"), copies of which are attached hereto as Schedule 5.1(i)). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles consistently followed throughout the periods covered by such statements, and, at the statement dates and for the periods of the income statements, present fairly, in all material respects, the assets, liabilities, financial position and results of operations of the Business.

                           (ii) The Net Current Asset Disclosure has been
prepared in accordance with US generally accepted accounting principles.

                  (j) Liabilities. Seller has no liabilities or obligations (in excess of $50,000 individually or $100,000 in the aggregate) of any nature whatsoever, whether absolute, accrued, contingent or otherwise, except for those
(i) reflected or reserved on the Net Current Asset Disclosure or Closing Date Net Current Asset Disclosure, (ii) incurred or accrued since February 6, 1998 in transactions involving the purchase or sale of goods and services in the ordinary course of business, and consistent with the representations, warranties, covenants, obligations and agreements contained herein, or (iii) under the Contracts (exclusive of any liabilities or obligations which arise from defaults thereunder or breaches thereof prior to the Closing). There exists no event or circumstance which, after notice or lapse of time or both, might create any other obligations or liabilities of Seller with respect to the Business.

                  (k) Accounts Receivable. All Accounts Receivable reflected on the Net Current Asset Disclosure have arisen in the ordinary course of the Business and are collectible in accordance with their terms net of any respective reserves shown on Seller's books and records as of the date hereof. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim or right of set-off, other than rebates and returns or exchanges in kind arisen in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the contract or validity of such Account Receivable.

                  (l) Inventories. All of Seller's Inventory reflected on the Net Current Asset Disclosure or Closing Date Net Current Asset Disclosure are usable or salable in the ordinary and normal course of business, of which the value is carried at the lower of cost or market and reflects write-offs, write-downs or reserves for damaged, excess or obsolete items in accordance with the historical inventory policy and practices of Seller.

                  (m) Pending Litigation. Except as set forth on Schedule 5.1(m), there is no litigation, claim, action, suit, proceeding, governmental investigation or inquiry pending or, to Seller's knowledge, threatened, against or in any manner involving Seller, relating to the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated hereby. Seller is not subject to any judgment, decree, injunction, award or order outstanding relating to the Business or the Acquired Assets or the transactions contemplated hereby.

                  (n) Customers and Suppliers Except for the employees of Seller, no parties or individuals other than those listed on Schedule 5.1(n) have had access to its customer lists, and Seller has maintained reasonably adequate measures to maintain the confidentiality of its customer lists. Since September 30, 1997, no substantial supplier has: (i) stopped, or indicated an intention to stop, trading with or supplying Seller, (ii) reduced, or indicated an intention to reduce, substantially its trading with or provision of goods or services to Seller, or (iii) changed, or indicated an intention to change, materially the terms and conditions on which it is prepared to trade with or supply Seller. No substantial supplier has informed Seller that as a result of the transactions contemplated by this Agreement that it intends to (i) not trade with or supply Buyer, (ii) reduce substantially its trading with or provision of goods or services to Buyer, or (iii) change the terms and conditions on which it is prepared to trade with or supply Buyer, as compared to Seller. Seller has no knowledge of any facts, conditions or events which might give rise to a claim by Seller against any of its suppliers or any claim by a supplier against Seller. Seller has not entered into any agreement or commitment with suppliers, except in the ordinary course, consistent with past practice. Except as set forth on
Schedule 5.1(n), none of Seller's suppliers of materials to the Business is the sole source of such supply.

                  (o) Regulatory Compliance. The Business has been conducted, and the Acquired Assets have been owned, used, operated and maintained, in full compliance with all applicable laws, regulations and other requirements of Governmental Authorities. Seller is not now in violation of any applicable laws, regulations or orders of any Governmental Authority, and no material expenditures are or will be required in order for the conduct of the Business or the ownership, use, operation or maintenance of the Acquired Assets to comply with any applicable laws, regulations or orders of any Governmental Authorities.

                  (p) Brokers, Finders and Agents. Except for BT Alex. Brown Incorporated, whose fees and expenses shall be the sole responsibility of Seller or its Affiliates, Seller is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

                  (q) Intellectual Property. Except as set forth on Schedule 1.1(g), Seller owns or has the exclusive right to use, free and clear of any payment, restriction or encumbrance, all Intellectual Property owned by Seller or used in the conduct of the Business as presently conducted. There is no claim or demand of any person pertaining to, or any proceedings which are pending or, to the best of Seller's knowledge, threatened, which relate to any Intellectual Property owned by Seller or used in the conduct of the Business as presently conducted. No Intellectual Property owned by Seller or used in the conduct of the Business as presently conducted is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority or infringes, violates or constitutes a misappropriation of the rights of others, or is being infringed, violated or misappropriated by others or used by others (whether or not such use constitutes infringement). The Business does not involve employment of any person in a manner which violates any non-competition or non-disclosure agreement which such person entered into in connection with any former employment. All statements of fact contained in any application for patents in any country, for trademark registration in any country or copyright registration in any country, that were filed by or on behalf of Seller are true, accurate, and complete in every material respect, and are in material compliance with applicable patent laws, and all pending patent applications, issued patents, pending trademark registration applications and copyright registration applications, and issued trademark and copyright registrations have been duly and properly filed.

                  (r) Licenses and Permits. Set forth on Schedule 1.1(i) is a true and complete list of all Licenses and Permits. The Licenses and Permits include all licenses, permits and other authorizations from all Governmental Authorities (i) currently used by Seller in connection with the Business, or
(ii) required to permit Seller to operate the Business in the manner in which it presently is conducted.

                  (s) Labor Matters. Except as set forth in Schedule 5.1(s) with respect to employees of and service providers to Seller:

                           (i) Seller is and has been in compliance in all
material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, and occupational safety and health requirements; and no sex, race or other discrimination claim has been made against Seller;

                           (ii) there is not now, nor within the past three
years has there been any labor strike, lock-out, slowdown or work stoppage actually pending or threatened against or directly affecting the Business; there are no agreements or arrangements (whether or not legally binding) between Seller and any trade union or other body representing employees and, to Seller's knowledge, no trade union or other labor representation organization is seeking to be formally recognized by Seller in relation to all or part of its workforce nor has there been any such activity within the past three (3) years; and no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or have been threatened;

                           (iii) the employees of Seller are not represented by
any trade union and no collective bargaining agreement is binding and in force against Seller or currently being negotiated by Seller;

                           (iv) All individuals who are or were performing
services and are or were classified as "independent contractors" for tax purposes qualify or qualified for such classification, and Seller has fully and accurately reported their compensation to the Inland Revenue when required to do so;

                           (v) As at the Closing Date, subject to compliance by
Buyer with its obligations to provide information thereunder (to the extent such compliance is required), Seller has complied with Regulation 10 of the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) (the "Transfer of Undertakings Regulations");

                           (vi) No employee of Seller (other than in accordance
with Regulation 5(4A) of the Transfer of Undertakings Regulations) will be entitled to give notice terminating his or her employment as a result of the provisions or consummation of this Agreement;

                           (vii) Within 15 business days from the date of this
Agreement, and in any event before Closing, full particulars of the terms and conditions of employment (including current levels of salary and benefits) of all the persons currently employed by Seller with respect to the Business will be provided to Buyer; and

                           (vii) Since December 31, 1997, no change has been
made in the rate of remuneration, emoluments, pension benefits or other terms of employment of any of the persons employed by Seller with respect to the Business, and no negotiations for any such change are current.

                  (t) Employee Plans.

                           (i) As used in this Section 5.1(t), the following
terms have the meanings set forth below.

                                    (I) "Benefit Arrangement" means any benefit
arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors other than the Pension Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, company car arrangements, sick leave, vacation pay, severance pay policies, redundancy benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, share option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or their dependents.

                                    (II) "Pension Plan" means the Nashua Cash
Balance Plan.

                                    (III) "Seller Benefit Arrangement" means any
Benefit Arrangement administered, sponsored or maintained by Seller or any Affiliate of Seller or with respect to which Seller or any Affiliate of Seller has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, or employees of Seller.

                           (ii) Schedule 5.1(t) contains a complete and accurate
list of all Seller

Benefit Arrangements.

                           (iii) With respect to Seller Benefit Arrangements,
true, correct and complete copies all of the following documents with respect to all Seller Benefit Arrangements have been delivered to Buyer: (A) all plan documents, including but not limited to trust agreements, insurance policies, service agreements and formal and informal amendments thereto, (B) summary plan descriptions and summaries of material modifications, (C) the written descriptions of all non-written agreements relating to any such plan or arrangement, and (D) employee manuals or handbooks containing personnel or employee relations policies;

                           (iv) With respect to Seller Benefit Arrangements,
Seller has not declared or paid any bonus or incentive compensation in contemplation of the transactions contemplated by this Agreement in respect to which Buyer shall be obligated.]

                  (u) [Intentionally Omitted]

                  (v) Required Consents. No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual, entity or Governmental Authority (collectively, "Required Consents") is required in connection with the execution, delivery or performance of this Agreement by Seller or (except for consent of any landlord of the Leased Real Property) the consummation by Seller of the transactions contemplated herein.

                  (w) Absence of Certain Changes. Since December 31, 1997, except as set forth on Schedule 5.1(w) and Schedule 4.4(a)(v), there has not been:

                           (i) any Material Adverse Change;

                           (ii) any acquisition or disposition of any asset or
property, or any agreement to do the same other than in the ordinary and regular course of business;

                           (iii) created, incurred or permitted to exist any
Lien on any of the Acquired Assets, except for Permitted Encumbrances;

                           (iv) any damage, destruction or loss, whether or not
covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the financial condition, results of operations or properties of the Business;

                           (v) any increase in salary, bonuses or other
compensation of any officers, employees, agents or independent contracts employed by Seller, except in the ordinary course of business, consistent with past practice, or any increase in executive compensation nor has Seller entered into any employment, severance or other agreements, nor amended any Seller Plan or Seller Benefit Arrangement in a manner that increases liabilities;

                           (vi) any individual capital expenditures in excess of
$50,000 related to the Business;

                           (vii) any non-cash dividend or non-cash distribution
out of the Business;

                           (viii) any change in accounting methods or practices,
credit practices or collection policies used by Seller that would affect the Financial Statements; or

                           (ix) any other event or condition experienced by
Seller of any character which has materially adversely affected or could so materially adversely affect the assets, liabilities, financial position, results or operations, net worth or prospects of Seller.

                  (x) Books and Records. The Books and Records are complete and correct in all material respects. Seller has made available to Buyer for examination the original or true and correct copies of all the Books and Records.

                  (y) Affiliate Transactions. No director, officer or employee of any Affiliate of Seller, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with Seller.

                  (z) Accuracy of Representations. None of the representations, warranties or statements of Seller contained in this Agreement, in the Schedules and Exhibits hereto or in any other agreement or instrument executed or delivered by or on behalf of Seller at the Closing in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the representations, warranties or statements made, in the context in which made, not false or misleading.

         5.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 5.2 are on the date hereof true and correct, and on the Closing Date will be repeated true and correct as so made again:

                  (a) Organization and Standing; Power and Authority.

                           (i) Buyer is a corporation duly organized, validly
existing and in good standing under the laws of the District of Columbia, and has full corporate power and authority to make and perform this Agreement, and to perform the transactions contemplated by this Agreement.

                           (ii) This Agreement has been, and all other
agreements and instruments to be executed and delivered by Buyer in connection herewith have been, or as of the Closing Date will have been, duly executed and delivered by Buyer. This Agreement constitutes, and the other agreements and instruments all executed or to be executed by Buyer in connection with the transactions contemplated hereby constitute, or when executed and delivered by Buyer will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by Debtor Relief Laws and public policy.

                           (iii) The execution, delivery and performance of this
Agreement and all other agreements and instruments to be executed and delivered by Buyer have been approved by all necessary corporate action by Buyer.

                  (b) Articles of Incorporation and By-Laws. The copies of the Articles of Incorporation and By-Laws of Buyer, certified by its Secretary and delivered by Buyer to Seller, are true, correct and complete as of the date of this Agreement and have not been amended or modified in any respect.

                  (c) Conflicts; Defaults.

                           (i) Neither the execution and delivery of this
Agreement and the other agreements and instruments executed in connection herewith by Buyer, nor the performance by Buyer of the transactions contemplated hereby or thereby, will (A) violate, conflict with, or constitute a default under, any of the terms of Buyer's Articles of Incorporation or By Laws, or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree to which Buyer is party or subject, (B) result in the creation or imposition of any Liens in favor of any third person or entity upon any of the assets of Buyer, (C) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, or (D) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens.

                           (ii) Buyer is not, as of the date of this Agreement,
in violation of or in default under its Articles of Incorporation or By-Laws, or any provision of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to its business, or by which Buyer is bound or in the payment of any of Buyer's monetary obligations or debts.

                  (d) Brokers, Finders and Agents. Buyer is not directly or indirectly obligated to anyone as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

                  (e) Required Consents. To the knowledge of Buyer, all Required Consents which must be obtained or satisfied by Buyer for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

                  (f) Pending Litigation. Except as set forth in Schedule 5.1(m), no action, suit, or proceeding is pending, or, to Buyer's knowledge, threatened against it before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge which would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Acquired Assets and to operate the Business and no written notice of the initiation of any such action, suit or proceeding has been received.

                  (g) Accuracy of Representations. None of the representations, warranties or statements of Buyer contained in this Agreement or in any other agreement or instrument executed or delivered by or on behalf of Buyer at the Closing in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the representations, warranties or statements made, in the context in which made, not false or misleading.


                                   ARTICLE VI
                               COVENANTS OF SELLER

         6.1 Notice of Claims. Seller covenants and agrees with Buyer that for the first twelve (12) months after the Closing Date, it shall give Buyer ten
(10) days' prior written notice of its intent to assert any claim against any former supplier of Seller which, at the time of the assertion, is a supplier of Buyer.

         6.2 Maintenance of, and Access to, Records. After the Closing Date, Seller shall provide Buyer with reasonable access (with an opportunity to make copies at Buyer's expense), during normal business hours, and upon reasonable advance notice, to all books and records relating to the Business which are retained by it in accordance with this Agreement. Seller shall preserve and maintain the books and records relating to the Business retained by Seller for at least seven (7) years after the Closing Date or longer if required by any government agency.

         6.3 Non-Solicitation. During the period commencing on the Closing Date and through and until the date five (5) years after the Closing Date, Seller and its Affiliates shall not, for any reason whatsoever, directly or indirectly, call upon or solicit any Covered Employee for the purpose or with the intent of enticing such employee away from or out of the employ of Buyer. As used herein, "Covered Employee" means an employee of Seller on the Closing Date who is transferred to Buyer on or promptly after the Closing Date.

         6.4 Limitations on Assignability. To the extent that any of the contract rights of Seller to be sold, transferred or assigned hereunder (other than in respect of Leased Real Property) are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof. If Seller has not obtained a consent or approval necessary for the assignment of any contract right to be assigned hereunder other than in respect of Leased Real Property, then Seller shall use commercially reasonable efforts where required by Buyer to obtain such consents and approvals after the Closing, or, at Buyer's request, shall cooperate in any reasonable and mutually acceptable arrangement to provide to Buyer the benefits thereof subject to the performance by Buyer of Seller's obligations arising or to be performed after the Closing thereunder. Nothing contained in this Section
6.4 shall require Buyer to enter into, or to accept as a substitute for performance by Seller hereunder, any arrangement that would impose any additional cost, expense or liability on Buyer, or that would deprive Buyer of any benefits contemplated by this Agreement. In respect to any Contract that is not a Listed Contract nor is required to be a Listed Contract under Schedule 1.1(h), and provided Seller provides a list of such Contracts prior to Closing, Buyer shall have the option to assume or reject any such Contracts. In the event Buyer elects to assume such a Contract, Buyer shall assume its liabilities and obligations pursuant to Section 2.1(c). In the event Buyer elects to reject such a Contract, Seller shall retain all rights, obligations and liabilities associated therewith. In respect to any Contract that is not a Listed Contract nor is required to be a Listed Contract under Schedule 1.1(h) and of which Seller does not provide notice prior to Closing, Buyer shall assume any such Contracts, provided that if Buyer incurs any net loss by reason of any such assumption, Seller shall reimburse Buyer for Buyer's losses with respect to all such Contracts in excess of $25,000 in the aggregate.

         6.5 Pre-Closing Operations of Seller. Except as contemplated by this Agreement or as otherwise approved in writing by Buyer, from the date hereof until the Closing Date, Seller will conduct the Business in the ordinary course consistent with past practice (including, but not limited to, payment of all accounts payable as they come due consistent with past practice). Buyer shall have no access to Seller's employees or facilities except pursuant to Section
6.6. Subject to the foregoing exceptions, from the date hereof until the Closing
Date:

                  (a) Mergers and Sales. Seller will not merge, consolidate, or enter into a share exchange with any other corporation or other business entity, acquire any material stock, shares or any material amount of assets of any other corporation or business entity, sell, lease, license, mortgage, pledge, or otherwise dispose of any material assets;

                  (b) New Commitments; Non-Disclosure. Seller will not make any commitment or enter into any contract or agreement that is not in the ordinary course of business consistent with past practice and neither Seller, nor any officer, employee, agent or representative of Seller shall sell or disclose Seller's customer list to any third party except in the ordinary course of business consistent with past practice and to third parties as disclosed in
Schedule 5.1(n); and

                  (c) Compensation Increase. Seller will not increase in any manner the compensation or fringe benefits of any of its directors or managers, pay any pension or retirement allowance to any directors or officers, or become a party to, amend, or commit itself to any pension, retirement, profit-sharing, welfare benefit plan, or employment agreement with or for the benefit of any director or manager or amend any Seller Plan or Seller Benefit Arrangement, other than general increases in the compensation of, and the payment of bonuses to, directors or managers in the ordinary course of business consistent with past practice.

         6.6 Access to Records and Information. From the date hereof until the Closing Date, Seller will, upon reasonable advance notice, give Buyer's authorized representatives reasonable access during regular business hours to the offices, properties, books, and records of Seller, and will furnish to its authorized representatives such financial and operating data and other information as such persons may reasonably request, for the purpose of evaluating changes in the financial condition, results of operations, or business of Seller after the date of this Agreement except any information in respect to prices or other competitive practices of Seller and will instruct Seller's employees having custody of such data, counsel, and financial advisors to cooperate with Buyer in its evaluation. Buyer shall communicate with respect to obtaining such data only with such employees of Seller as Seller has designated to Buyer in advance.

         6.7 No Solicitation of Offers. Except as permitted in the Master Agreement, Seller shall use its best efforts to ensure that it does not take, directly or indirectly, any of the following actions with any party other than Buyer or its designees: (i) solicit, initiate, or participate in any negotiations, inquiries or discussions with respect to any Acquisition Proposal (as defined in the Master Agreement); (ii) disclose, in connection with an Acquisition Proposal, any information with respect to, or otherwise cooperate in any way with, or assist or participate in, any effort or attempt by any other person to do or seek any of the foregoing; (iii) enter into or execute any agreement relating to an Acquisition Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal other than with respect to the transactions contemplated by this Agreement.

         6.8 Notices of Certain Events. In addition to any notices required under the Master Agreement, Seller shall promptly notify Buyer of the following:

                  (a) Notice of Third Party that Consent is Required. Any notice or other communication from any person alleging that the consent of any third party is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) Notice from Governmental Authority. Any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                  (c) Legal Proceedings. Any actions, suits, claims, investigations, or proceedings commenced or threatened against, relating to, or involving or otherwise affecting Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relate to the consummation of the transactions contemplated by this Agreement; and

                  (d) Agreement Default. Any notice of, or other communication relating to, a default, or an event with notice or lapse of time or both would become a default, under any material agreement that is received by Seller subsequent to the date of this Agreement.

         6.9 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Seller will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable laws or regulations to consummate the transactions contemplated by this Agreement, and will use commercially reasonable efforts to obtain such approvals and take such actions as are necessary, including without limitation using its best efforts to obtain all consents of any Person, whether private or governmental, so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby.

         6.10 Risk of Loss. Seller will bear the risk of loss or damage to the Acquired Assets resulting from fire, theft, or other casualty at all times prior to and on the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of Seller's Business or the replacement or restoration of the lost or damaged material Asset within thirty
(30) days after the occurrence of the event resulting in such loss or damage, Seller will immediately notify Buyer and Buyer, at any time within ten (10) days after receipt of such notice, may elect by written notice to Seller either (a) to waive such defect and proceed toward consummation of the acquisition of the Acquired Assets in accordance with the terms hereof, or (b) terminate this Agreement. If Buyer elects to consummate the transactions contemplated by this Agreement, there will be no separate adjustment in the UK Purchase Price related to such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer and Seller will pay to Buyer (or Buyer may withhold from the UK Purchase Price) an amount equal to any deductible amount charged to Seller against the proceeds due for such loss.

         6.11 Transfer of Undertakings Regulations. Seller will comply with the provisions of Regulation 10 of the Transfer of Undertakings Regulations (as amended). Seller shall indemnify Buyer against any order to pay compensation made pursuant to Regulation 11 of such Regulations provided that the order is not made as a result of any act or omission of Buyer.


                                   ARTICLE VII
                               COVENANTS OF BUYER

         7.1 Maintenance of, and Access to, Records. Buyer shall provide Seller with reasonable access (with an opportunity to make copies at Seller's expense) during normal business hours, and upon reasonable advance notice, to all books and records turned over to Buyer in accordance with this Agreement. Buyer shall preserve and maintain such books and records for at least seven (7) years after the Closing Date or longer if required by guidelines of tax authorities.

         7.2 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Buyer will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, and will use commercially reasonable efforts to obtain such approvals and take such actions as are necessary, including without limitation using its best efforts to obtain all consents of any Person, whether private or governmental, so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby.

         7.3 Pension Plan.

                  (a) Buyer undertakes to Seller that it will procure that those persons employed in the Business who immediately prior to Closing were members of the Nashua Cash Balance Plan (the "Pensionable Employees") will be provided with pension and life assurance benefits.

                  (b) Buyer hereby agrees with Seller to indemnify Seller against all liabilities and costs and expenses reasonably incurred by Seller arising or which may arise directly or indirectly out of any failure by Buyer
(i) to provide or procure to be provided life assurance benefits for the

Pensionable Employees and their dependants which are equivalent in value to those applicable to the Pensionable Employees immediately prior to Closing; or
(ii) to establish or procure to be established for the Pensionable Employees pension arrangements to which employer contributions are made in respect of the Pensionable Employees which are equal to or higher than those employer contributions made to the Nashua Cash Balance Plan in respect of the Pensionable Employees immediately prior to Closing.


                                  ARTICLE VIII
                                  REAL PROPERTY

         The following provisions shall apply in relation to the sale of the Leased Real Property:

         8.1 General. The National Conditions of Sale (Twentieth Edition) (the "National Conditions") as set out on pages 2 and 3 of the printed form of contract published by the Solicitors Law Stationery Society PLC shall apply to the sale and purchase of the Leased Real Property and are incorporated in this Agreement so far as they are applicable to a sale by private treaty and are not inconsistent with any condition or provision contained in this Agreement or with the following paragraphs of this Article save that National Conditions 1(1) to
(5) (inclusive), 2, 4, 5, 6(1) to (3) (inclusive), 7, 8, 9(1), 9(3) to (6)
(inclusive), 11(5), 15(2), 15(3), 15(4), 21 and 22(3) shall not so apply.

         8.2 Conditions of Sale.

                  (a) Vacant possession of the Leased Real Property shall be given on completion of the Assurance subject to the sub-lease referred to in
Schedule 5.1(e) and rights of occupation of Buyer pursuant to the provisions of this Article VIII.

                  (b) Seller shall sell the Leased Real Property with full title guarantee (within the meaning of the U.K. Law of Property (Miscellaneous Provisions) Act 1994) save as qualified in the transfer or assignment to Buyer of the Leased Real Property pursuant to this Agreement (the "Assurance").

                  (c) Each Leased Real Property is sold subject to and with the benefit of all and any of the following existing on or prior to completion of the relevant Assurances:

                           (i) all existing rights, privileges, easements,
liabilities (and in particular but without prejudice to the generality of the foregoing, drainage and other service rights and easements) and quasi or reputed easements affecting any Leased Real Property.

                           (ii) any local land charge or any matter capable of
registration as a local land charge.

                           (iii) any notice, order, demand, proposal or
requirement made by any statutory undertaking or any local or other public authority (whether before or after the date of this Agreement).

                           (iv) any actual or proposed charge, notice, order,
restriction, agreement, condition, or other matter arising under any applicable UK Town and Country planning legislation.

                           (v) any matters mentioned or referred to or in the
documents mentioned or referred to in the Property Proprietorship and Charges Register of the title number(s) set out in relation to each Leased Real Property in Schedule 5.1(e) or in any Lease or in any document supplied to Buyer or its solicitors by Seller or its solicitors prior to the date hereof.

                           (vi) any matter now recorded in registers open to
public inspection and evident or ascertainable from the documents of title.

                           (vii) any overriding interest (as defined in Section
70(1) of the UK Land Registration Act 1925).

                  (d) The Assurances of the Leased Real Property to Buyer shall be:

                           (i) in the form set out in Schedule 8.2(d).

                           (ii) Prepared in original and counterpart. The
original will be executed by Seller and the counterpart will be executed by Buyer which will arrange for the counterpart Assurance to be stamped and denoted and returned with 21 days after completion of the relevant Assurance.

         8.3. Assignment of Leased Real Property

         In this Section 8.3, "Lease" means the lease of the respective Leased Real Property as described in Schedule 5.1(e).

                  (a) Subject to the provisions of Section 8.4, the sale of the Leased Real Property is for the unexpired residue of the term of the Lease and is at the rent reserved by and subject to the covenants on the part of the tenant and the conditions contained in the Lease.

                  (b) The assignment of the Lease shall be completed on Closing (subject to Sections 8.3(f) and (g) and 8.4).

                  (c) Seller shall promptly and (subject as hereinafter provided) at its own expense use all reasonable endeavours to obtain the grant of any reversioners' licences necessary to enable the Lease to be assigned and shall in so far as is required by any Lease enter into an Authorised Guarantee Agreement with the relevant reversioner.

                  (d) Buyer shall promptly and at its own expense supply such information and references as may reasonably be required by the relevant reversioners and where reasonably required by the relevant reversioner (having regard to the provisions of the Leases and section 19(1) of the Landlord and Tenant Act 1927) Buyer will covenant direct with the reversioners to pay the rents reserved by and observe and perform the covenants contained in the Leases and will provide or cause to be provided all such guarantees and/or other financial security as may reasonably be required by the reversioner.

                  (e) (i) If the reversioner reasonably requires as a precondition of or condition to the grant of such licence the carrying out of any works to the Leased Real Property or the payment of any sums properly due under the lease, Seller shall, as soon as reasonably practicable (and subject as hereinafter provided), carry out or agree to have carried out or pay such sums as are so reasonably required in order to facilitate the grant of the licence.

                           (ii) Buyer shall be liable in respect of any such
works required or sums due under sub-clause (i) above which arise on or after the Closing Date (other than any such liabilities or obligations which arise from defaults under the relevant lease or breaches thereof by Seller prior to the Closing Date) and Buyer shall reimburse Seller for all costs properly incurred in carrying out such works and in respect of all such sums paid.

                  (f) Where the reversioner's licence is required to enable the Lease to be assigned but such licence is not obtained on or before Closing the provisions of this paragraph shall apply:

                           (i) Buyer may enter the Leased Real Property and
occupy it as licensee of Seller and Seller shall hold the Leased Real Property upon trust for Buyer.

                           (ii) Buyer will pay for and reimburse Seller in
respect of all rates, water rates, insurance premiums, telephone, electricity and gas charges and other outgoings of an annual or recurring nature (apportioned on a day to day basis).

                           (iii) Buyer will pay to Seller amounts equal to the
rents reserved by the Lease (including any VAT chargeable thereon) as and when the rents fall due pursuant to the Lease and any other sum or sums payable thereunder and shall act or conduct itself in such a manner that the covenants, obligations, conditions and stipulations (other than for the payment of rents and any other sums which shall be paid to Seller as aforesaid) on the part of the tenant contained in the Lease are fully observed and performed and shall indemnify Seller against any breach, non-observance or non-performance of the covenants, obligations, conditions and stipulations in the relevant Lease (including for the avoidance of doubt as a result of its occupation of the Leased Real Property pursuant to this Section 8.3(f)) and all costs, claims, damages, liabilities, expenses or losses arising out of or in connection therewith and shall comply with any final court order issued following any proceedings by the reversioner.

                           (iv) Buyer shall bear all third party, public
liability and employer's liability
risks attached to the occupation and use of the Leased Real Property and shall indemnify Seller against them.

                  (g) (i) Where a relevant reversioner's licence is required to enable the Lease to be assigned but such licence is not obtained by the date three months after the Closing Date or if at any time prior to that date the reversioner gives to Seller notice that the reversioner either refuses to grant the licence or proposes placing any pre-condition on its grant or any condition in it which Seller or Buyer, on reasonable grounds (which shall be stated in detail and in writing to the other party/ies as soon as practicable), finds unacceptable, then Seller may or Buyer may require Seller to, as soon as practicable after such notice from the reversioner, submit to a Queen's Counsel experienced in landlord and tenant matters as Seller shall reasonably select ("Counsel") instructions (in the joint names of Seller and Buyer, and otherwise in such form, setting out such details and requesting such advice as shall first be approved in writing by Buyer, such approval not to be unreasonably withheld or delayed) to advise in conference as to the reasonableness of any conditions imposed by the reversioner and/or the prospects of Seller succeeding in an application to the Court for a declaration that the reversioner is unreasonably withholding the licence (the "Application").

                      (ii) Seller shall procure:

                           (1) that such conference takes place as soon as
practicable after the submission of the instructions thereof; and

                           (2) that Buyer and its representatives are permitted
to attend at and participate in the conference; and

                           (3) that Buyer is supplied with a copy of Counsel's
written advice within two Working Days after it is issued.

                      (iii) If Counsel advises in such conference that there is a reasonable prospect of success in the Application, Seller shall (at the joint cost of Seller and Buyer) make and pursue such Application with all due speed and diligence, and shall conduct Seller's part of the Application in a good and efficient manner, employing Counsel and such other professional advisers as shall be appropriate in the circumstances and the costs of the reference to Counsel shall be borne equally by the parties.

                  (iv) If Counsel advises that any precondition as to grant of the licence or any condition in it proposed by the reversioner is reasonable then:

                           (1) (in the case of any such condition as relates to
breach of any of the tenant's obligations in the Lease arising prior to the date of Closing and/or any obligation imposed by the Lease on any intending assignor) Seller; and

                           (2) (in the case of any such condition as relates to
the status of Buyer or to breach of any of the tenant's obligations in the Lease arising on or after the Closing Date (other than any such liabilities or obligations which arise from defaults under the relevant lease or breaches thereof by Seller prior to the Closing Date) and/or any obligation imposed by the Lease on any prospective assignee) Buyer, shall forthwith comply or agree to comply with such
condition in so far as is required in order to procure the grant of the relevant licence and the party who is to comply with the condition in question shall bear all costs incurred in the reference to Counsel.

                  (v) For the purposes of this Agreement, the licence to assign shall be deemed to be granted on the earlier of:

                           (1) the grant thereof by the reversioner; and

                           (2) if the Court issues a declaration that the
reversioner is unreasonably withholding the licence, the date of the declaration,

                           and the assignment of the Lease shall be completed
within ten Working Days from the deemed date of the grant.

                  (vi) Seller shall keep Buyer fully informed in writing from time to time of the progress of any application made by Seller under this Section and, in particular, within three

Working Days after receipt by Seller or Seller's Solicitors of:

                           (1) any order made by the Court in connection with
the Application; or

                           (2) the licence to assign

                           shall procure that an original or certified copy of
it is sent to Buyer's Solicitors.

                  (h) Buyer shall indemnify Seller in respect of any of the costs properly incurred by Seller (or the appropriate proportion thereof) where this Section 8.3 provides for such costs to be borne by Buyer.

              8.4 (a) If Counsel has advised that the court is likely to reject an application for a declaration that the reversioner's consent is being unreasonably withheld or such application to the Court is rejected then Seller shall use its reasonable endeavours on the same basis as aforesaid to obtain in relation the relevant Leased Real Property a licence for the grant of a new underlease to Buyer and the provisions of Section 8.3(c) to (f) and (h) shall apply as if reference to assignment were to the grant of a new underlease and if the reversioners consent is obtained the transfer of the property from Seller to Buyer shall be effected by means of the grant of the new underlease.

                  (b) The new underlease shall mean an underlease of the relevant Leased Real Property for a term commencing on the date of grant, expiring three days before the expiry of the relevant Lease, at the same rents as are from time to time payable under the Lease incorporating (fully or by reference to the Lease) the covenants on (in so far as applicable) the landlord's and on the tenant's respective parts as set out in the Lease, incorporating a covenant on the part of Seller to use reasonable endeavours to procure the observance by the reversioner of the landlord's covenants set out in the Lease and otherwise on such reasonable and proper terms and conditions as Seller and Buyer may agree (both acting reasonably).

                  (c) In the absence of agreement as to the terms of such underlease any dispute shall be referred to Counsel admitted to the relevant Bar for a period of not less than 10 years and nominated in the absence of agreement between the parties to this Agreement by the President or Dean of the relevant Bar or his nominee on the application of Seller or Buyer and the costs of such reference shall be paid by the party in whose favour the dispute is resolved.

                  (d) The underlease shall be completed ten (10) Working Days after the grant of the licence referred to in Section 8.4(a).

         8.5 On completion of the Assurance of the Leased Real Property at Telford Seller shall assign to Buyer such rights as it has under the Agreement dated 23 June 1989 between Dixons Colour Laboratories Ltd (1) Hedley Taylor plc
(2) Dixons Group plc (3) and pending such transfer shall hold the benefit of such rights upon trust for Seller and Buyer according to their respective liability for dilapidations as referred to in clause 1 of that agreement.

         8.6 This Article VIII shall not merge with any Assurance, but shall continue in full force and effect to the extent that anything remains to be performed or observed under it.


                                   ARTICLE IX
                                 INDEMNIFICATION

         The indemnification provisions of the Master Agreement shall apply to Buyer and Seller.


                                    ARTICLE X
                                   TERMINATION

         10.1 Termination Events. Subject to the other provisions of this
Article X, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned:

                  (a) By Buyer or Seller upon termination of the Master
Agreement;

                  (b By mutual written consent of Seller and Buyer;

                  (c) By Buyer pursuant to Section 4.4(a);

                  (d) By Seller pursuant to Section 4.4(b);

                  (e) As otherwise provided in Section 12 of the Master Agreement; or

                  (f) By Buyer pursuant to Section 6.10.

         10.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties hereunder shall terminate, except as provided in Section 12.2 of the Master Agreement. No termination of this Agreement shall act to terminate or otherwise impair the obligations set forth in Section 13.4 of the Master Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Survival of Representations and Warranties. All covenants and obligations to be performed after the Closing Date contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive the Closing and expire in accordance with their respective terms. All representations and warranties contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months; provided, however, that any representations and warranties contained herein related to tax, benefits and environmental matters shall survive Closing for a period of (6) months beyond the applicable statutory limitation period (including extensions thereof). The waiver of any condition, based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based upon such representations, warranties, covenants or obligations.

         11.2 Amendments. This Agreement may be amended only by a written agreement signed by Seller and Buyer.

         11.3 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or sent in accordance with Section 13.3 of the Master Agreement.

         11.4 [Intentionally Omitted]

         11.5 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         11.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto,


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
constitutes the entire agreement, and supersedes all other prior agreements (except as identified in the Master Agreement) and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter thereof.

         11.8 Assignment. This Agreement shall not be assigned by either Buyer or Seller or by operation of law or otherwise, except with the written consent of the other party; provided, however, that Buyer shall be permitted to assign this Agreement as set forth in Section 13.8 of the Master Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         11.9 Governing Law; Time of the Essence. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (excluding the conflict of laws provisions thereof). Time is of the essence in the performance of this Agreement.

         11.10 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

         11.11 Publicity. No press releases or public disclosure, written or oral, of the transactions contemplated by this Agreement shall be made by Buyer or Seller except in accordance with Section 13.11 of the Master Agreement.

         11.12 Jurisdiction. In the event that any dispute should arise between Buyer and Seller with respect to any matter covered by this Agreement, the parties hereto consent to the sole and exclusive jurisdiction of the state and federal courts of the United States and the State of Delaware located in Dover, Delaware in connection with the adjudication of any such dispute.

         11.13 Legal Fees. In the event of any litigation between Seller and Buyer arising out of this Agreement, the party prevailing in such litigation shall be entitled to have its reasonable attorneys' fees and expenses reimbursed by the other party.

         11.14 Actions. The parties will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

         11.15 Terms. All capitalized terms used herein shall have the meanings specified in this Agreement, or, if not so specified, the meanings specified in the Master Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense. The term "Buyer's knowledge" or "Seller's knowledge" or words of similar import or limitation means the actual knowledge or conscious awareness, without independent investigation, of any executive officer of Buyer or any director of Seller, as the case may be.

         11.16 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         11.17 Third Parties. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any person or entity, including any employee of Seller, other than Seller and Buyer any rights or remedies under or by reason of this Agreement.

         11.18 Value Added Tax.

                  (a) The parties acknowledge and agree that Section 49(1) of the Value Added Tax Act 1994 (the "VATA") and Article 5 of the Value Added Tax (Special Provisions) Order 1995 (the "Order") are intended to apply to the sale and purchase of the Acquired Assets and accordingly Buyer undertakes and warrants that it currently intends to use the Acquired Assets to carry on the same kind of business as the Business with effect from the Closing. Buyer shall on or before the Closing notify the Commissioners of Customs and Excise that it has acquired or agreed to acquire the Business on a going concern basis to the intent that, in accordance with the provisions of the Order, the transfer of the Business (including the Acquired Assets) shall be treated as neither a supply of goods nor a supply of services for the purposes of Value Added Tax ("VAT"). If, however, notwithstanding the intention of the parties expressed in this section the Commissioners of Customs and Excise issue a determination in writing that VAT is chargeable in respect of the Acquired Assets or any of them sold to Buyer, Buyer shall pay such VAT to Seller in cash against provision of a Value Added Tax invoice and shall indemnify Seller and keep it indemnified (on an after tax basis) against any claim by the Commissioners of Customs and Excise for penalties and/or interest arising in relation to such VAT to the extent that such claim has resulted from any specific action or inaction of Buyer.

Seller shall notify Buyer in writing:

                           (i) no later than seven days before the Closing Date,
whether Seller has exercised an election to waive exemption from VAT under VATA 1994, Section 10, Paragraph 2 in respect of any of the Leases Real Property; and

                           (ii) within 28 days after Closing, whether any of the
Acquired Assets are capital items within the meaning of Part XI of the Value Added Tax Regulations 1995.

                  (b) Except as expressly provided otherwise, any sum payable under the terms of the Agreement shall be deemed to be exclusive of VAT and VAT calculated by reference to the appropriate rate of VAT prevailing at the time shall be payable in addition by Buyer (where appropriate).

                  (c) Buyer and Seller each respectively declare that as at Closing (or within 30 days after) it will be a taxable person for the purposes of the VATA and will supply such evidence of this as the other party reasonably request.

         11.19 Phase II Environmental Report. Seller agrees to undertake at its cost a Phase II environmental investigation at the Telford property of the Business. Seller agrees to undertake at its cost any remedial work required as a result of such report.

         11.20 U.K. Statutes. In this Agreement, a reference to or citation of a statute or any legislative provisions that is preceded by the initials "U.K." means such statute or provision as enacted and applicable in the United Kingdom or any constituent part thereof.

         11.21 Transfer of Employees. Seller and Buyer acknowledge and agree that pursuant to (and except as otherwise provided in) the Transfer of Undertakings Regulations the contracts of employment between Seller and the employees employed in the Business will have effect after the Closing Date as if originally made between Buyer and those employees.

         11.22 Restrictive Trade Practices Act. Insofar as any of the restrictions contained in this

Agreement and the Master Agreement are registerable under the Restrictive Trade Practices Act 1976 (the "RTPA") such restrictions shall to such extent not come into force until the day following the day upon which such particulars relating thereto as are required to be filed with the Office of Fair Trading ("OFT") pursuant to the RTPA shall have been received by the OFT for filing. Buyer shall be responsible for making such filing and Seller agrees to provide reasonable cooperation and assistance in relation thereto.

         11.23 Temporary Services Agreement . At Closing Buyer shall execute and deliver to Seller on behalf of Nashua Belmont Limited and Seller shall procure that Nashua Belmont Limited shall execute and deliver to Buyer the Temporary Services Agreement in the form set out in Exhibit 11.23.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                             BUYER
                                             DISTRICT PHOTO INC.


                                             By:________________________________
                                                Name:
                                                Title:


                                             SELLER
                                             NASHUA PHOTO LIMITED


                                             By:________________________________
                                                Name:
                                                Title: